                                                                    EXHIBIT 99.2


                         CONSENT OF NOMINEE FOR DIRECTOR


         The undersigned nominee for director hereby consents to the disclosures made regarding him under the caption "Management" in the Registration Statement on Form S-1 of Bois d'Arc Energy, LLC, a Nevada limited liability company (as such shall be converted into a Nevada corporation, the "Company"). The undersigned also hereby consents to act as a director of the Company, effective immediately after the conversion of the Company to a Nevada corporation.

Dated September 30, 2004



                                             /s/ D. Michael Harris
                                             D. Michael Harris